Exhibit 12

                    AMERICAN GENERAL CORPORATION
    Computation of Ratio of Earnings to Fixed Charges and
         Ratio of Earnings to Combined Fixed Charges
                and Preferred Stock Dividends
                         (Unaudited)
                       ($ in millions)


                                                        Three Months Ended
                                                             March 31,

                                                          1999       1998
Consolidated operations:
  Income before income tax expense, minority interest,
    and dividends on preferred securities ............. $  477     $  428
  Fixed charges deducted from income
    Interest expense ..................................    182        172
    Implicit interest in rents ........................      5          5
      Total fixed charges deducted from income ........    187        177
        Earnings available for fixed charges........... $  664     $  605
  Fixed charges per above ............................. $  187     $  177
  Dividends on preferred stock and securities .........     37         37
    Combined fixed charges and preferred
      stock dividends ................................. $  224     $  214
  Ratio of earnings to fixed charges ..................   3.54       3.41
  Ratio of earnings to combined fixed charges
        and preferred stock dividends .................   2.96       2.83

Consolidated operations, corporate fixed charges
  and preferred stock dividends only:
    Income before income tax expense, minority
      interest, and dividends on preferred securities . $ 477 $ 428 Corporate fixed charges deducted from income -
      corporate interest expense ......................     53         54
        Earnings available for fixed charges .......... $  530     $  482
    Total corporate fixed charges per above ........... $   53     $   54
    Dividends on preferred stock and securities .......     37         37
      Combined corporate fixed charges and
        preferred stock dividends ..................... $   90     $   91
    Ratio of earnings to corporate fixed charges.......   9.95       8.85
    Ratio of earnings to combined corporate
      fixed charges and preferred stock dividends .....   5.90       5.29







                                                    Exhibit 12
                                                   (continued)

                 AMERICAN GENERAL CORPORATION
    Computation of Ratio of Earnings to Fixed Charges and
         Ratio of Earnings to Combined Fixed Charges
                and Preferred Stock Dividends
                         (Unaudited)
                       ($ in millions)



                                                        Three Months Ended
                                                             March 31,

                                                          1999       1998

American General Finance, Inc.:
  Income before income tax expense ...................  $   80     $   71
  Fixed charges deducted from income
    Interest expense .................................     138        122
    Implicit interest in rents .......................       4          3
      Total fixed charges deducted from income .......     142        125
        Earnings available for fixed charges .........  $  222     $  196
  Ratio of earnings to fixed charges .................    1.56       1.57